Exhibit 99.01

Houghton Mifflin Company Announces Third Quarter 2004 Results

BOSTON - November 10, 2004 - Houghton Mifflin Company announced today its results for the third quarter 2004. The financial results and comments in this release include the consolidated results of Houghton Mifflin Company and its parent, HM Publishing Corp. HM Publishing Corp. conducts all of its operating activities through Houghton Mifflin Company.

“We are pleased with our third quarter performance,” said Tony Lucki, president and chief executive officer. “Above market growth in open territory states and our successes in available adoption opportunities for School and McDougal Littell Divisions positively contributed to our revenues.”

“Based on our third quarter and year-to-date performance, we expect to meet our financial goals for the year, including higher than expected cash balances. Due to the 2004 adoption cycle, we have invested heavily in new product and sales force effectiveness throughout the year. As a result, we believe the Company will be well positioned to take advantage of the increasing adoption opportunities in 2005 and beyond,” Lucki added.

Results for Third Quarter 2004

Educational textbook purchasing patterns are seasonal, with most publishing revenues generated in the second and third quarters of the year. Houghton Mifflin Company has historically incurred operating losses in the first and fourth quarters of the year.

Our net sales for the quarter ended September 30, 2004, were $570.4 million, a 2.2% increase over the $558.3 million in the third quarter of 2003.

The K-12 Publishing segment’s net sales increased 1.8%, to $397.2 million for the third quarter of 2004, up from $390.3 million for the same period in 2003. The segment has benefited from the School Division’s sales of its basal reading programs and Houghton Mifflin Leveled Readers as well as McDougal Littell’s success in the secondary school markets for math, language arts and social studies programs. Much of the K-12 Publishing segment’s performance can be attributed to its 19% growth in open territory states, outperforming open territory market growth of 7%, as reported by the Association of American Publishers. The K-12 Publishing segment’s increase in open territory states offsets the decline in California reading sales. Net sales for the third quarter of 2004 include approximately $5.7 million from companies acquired in the fourth quarter of 2003.

The College Publishing segment’s net sales were $116.1 million for the third quarter of 2004, up slightly from $115.2 million for the same period in 2003. Year-over-year growth was hindered by lower sales of backlist titles and smaller quantity orders by college bookstores. The College Publishing segment has been affected by industry-wide, market-driven issues of textbook pricing perceptions, used textbook sales and Internet availability of textbooks and supplements.

The Trade and Reference Publishing segment’s net sales were $41.1 million for the third quarter, an 8.2% increase over the $38.0 million for the same period in 2003. The increase was due primarily to the higher sales of adult, children’s and cookbook titles, offset by the decline in sales of Tolkien titles, following the successful run of the movie trilogy, which ended in 2003.

The Other segment’s sales increased 8.8% to $16.0 million for the third quarter of 2004, from $14.7 million for the same period in 2003. The increase was due to Promissor’s higher sales of license testing.

Third quarter operating income was $181.0 million, compared to $193.0 million in the third quarter of 2003. The decrease was primarily due to higher editorial costs, higher pre-publication and publishing rights amortization and the operating loss at Edusoft, which was acquired in the fourth quarter of 2003.

Net income was $95.8 million, compared to $103.7 million in the same period last year. The decrease was due to lower operating income and non-cash interest expense of $4.6 million from the 11.5% HM Publishing Corp. senior discount notes issued in October 2003, partially offset by the non-cash change in the value of interest rate swaps and a decrease in the tax provision.

EBITDA, earnings from continuing operations before interest, taxes, depreciation and amortization, was $239.8 million for the third quarter, compared to $243.7 million for the third quarter of 2003.

Year to Date 2004

For the nine months ended September 30, 2004, sales declined 0.9% to $1,043.5 million from $1,052.4 million, for the same period last year.

The K-12 Publishing segment’s net sales were $725.2 million, compared to $740.2 million for the first nine months of 2003, a 2% decrease. The decrease was primarily due to lower sales of California reading and Texas social studies, partially offset by higher sales from open territory states. The K-12 Publishing segment’s 2004 year-to-date net sales included $14.2 million from companies acquired in the fourth quarter of 2003.

The College Publishing segment’s net sales for the nine months ended September 30, 2004, were $168.3 million, slightly lower than the $169.1 million reported for the same period in 2003. The decrease was primarily due to lower sales of backlist titles.

The Trade and Reference Publishing segment’s net sales for the nine-month period were $100.7 million, a 5.8% increase over the $95.2 million for the same period last year. The increase was due primarily to higher sales of adult and children’s titles, partially offset by a decrease in sales of Tolkien titles and reference books as compared to 2003.

The Other segment’s net sales for the nine month period were $49.4 million, a 3.1% increase over the same period last year. The increase was primarily due to Promissor’s higher sales of license testing.

Operating income for the nine months ended September 30, 2004, was $90.8 million, compared to $121.7 million for same period in 2003. The decline was due to higher pre-publication and publishing rights amortization, higher editorial costs and an operating loss at Edusoft. Operating income in 2003 included costs of $23.9 million for employee retention charges, $3.5 million for severance costs and $9.9 million of inventory step-up amortization.

The net loss for the nine months ended September 30, 2004, was $3.1 million, compared to a net loss of $8.9 million for the same period last year. The 2003 net loss included $48.4 million of debt extinguishment costs. The decrease was due to lower operating income and higher interest expense, including the interest from the 11.5% Senior Discount Notes, which offset the debt extinguishment costs in 2003.

EBITDA for the nine months ended September 30, 2004, decreased 3.5% to $256.9 million, from the $266.2 million reported in the same period last year. The decrease was due to higher editorial, production and selling related costs, and an operating loss at Edusoft.

Cash flow from continuing operations decreased $28.3 million for the first nine months of 2004, to $0.8 million, from $29.1 million for the same period in 2003. The decrease was due to the higher interest payments.

Capital expenditures for the first nine months were $87.9 million, compared to $93.6 million for same period in 2003. The decrease was due to the timing of pre-publication expenditures, partially offset by higher capital expenditures for implementation of new back office systems.

Due to the seasonal nature of our business, with approximately 55% of net sales realized in the third quarter, the Company normally incurs a net cash deficit from all activities through the middle of the third quarter. Due to this seasonality, operating free cash flow, which is defined as cash flow from continuing operations less capital expenditures, was a negative $87.1 million for the first nine months of 2004, compared to a negative $64.5 million for the first nine months of 2003.

Conference Call Schedule

The Company’s senior management will review the third quarter results on a conference call scheduled for November 11, 2004, at 10:30 a.m. EST. The call is open to all interested parties, and discussions may include forward-looking information. The teleconference dial-in numbers are:

United States 888-428-4479

International 612-332-0107

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with over $1 billion in sales. Houghton Mifflin publishes textbooks, instructional technology, assessments, and other educational materials for elementary and secondary schools and colleges. The Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. Houghton Mifflin offers computer-administered testing programs and services for the professional and certification markets. With its origins dating back to 1832, Houghton Mifflin today combines its tradition of excellence with a commitment to innovation. The Company’s website can be found at www.hmco.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Houghton Mifflin Company and HM Publishing Corp. about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs, and projections are expressed in good faith, and it is believed there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from the Company’s expectations, and the Company expressly does not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science, and social studies programs; criterion-referenced testing; and the Iowa Tests of Basic Skills; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas, and Florida, and the Company’s share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology, and the used book market on sales; (vi) changes in the competitive environment, including those that could adversely affect revenue and cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly published titles and new electronic products; (x) the ability of Riverside, Edusoft, and Promissor to enter into new agreements for testing services and generate net sales growth; (xi) delays and unanticipated expenses in developing new programs and other products; (xii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiii) the success of Riverside’s entry into the scoring business and the criterion-referenced testing business; (xiv) the potential effect of a continued weak economy on sales of K–12, college and general interest publications; (xv) the risk that the Company’s well-known authors will depart and write for competitors; and (xvi) the effect of changes in accounting, regulatory, and/or tax policies and practices.

Contact:

Joseph P. Fargnoli

Vice President, Treasurer

Houghton Mifflin Company

617-351-3351

joseph_fargnoli@hmco.com

Summary Unaudited Consolidated Financial and Other Data

(See Notes to Summary and Other Financial Data)

Unaudited

	Three Months Ended,		Nine Months Ended,
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	(dollars in thousands)
Statement of Operations Data (a):
Net sales by segment:
K–12 Publishing	$397,205	$390,345	$725,239	$740,240
College Publishing	116,096	115,166	168,269	169,055
Trade and Reference Publishing	41,131	38,020	100,658	95,216
Other	15,971	14,745	49,372	47,905

	570,403	558,276	1,043,538	1,052,416

Cost of sales excluding pre-publication and publishing rights amortization	192,524	182,934	412,029	403,474
Pre-publication and publishing rights amortization (b)	46,483	41,871	134,651	119,794

Cost of sales	239,007	224,805	546,680	523,268
Selling and administrative expenses	149,215	140,185	402,688	406,660
Intangible asset amortization	1,153	250	3,401	748

Operating income	181,028	193,036	90,769	121,740
Net interest expense	(29,204)	(28,911)	(95,049)	(85,515)
Debt extinguishment costs (c)	—	—	—	(48,427)
Other income (expense)	—	(12)	184	6

Income (loss) from continuing operations before income taxes	151,824	164,113	(4,096)	(12,196)
Income tax provision (benefit)	56,031	60,393	(1,037)	(4,481)

Net income (loss) from continuing operations	95,793	103,720	(3,059)	(7,715)
Discontinued operations	—	—	—	(1,221)

Net income (loss)	$95,793	$103,720	$(3,059)	$(8,936)

Other Operating Data:
Reconciliation of operating income from continuing operations to EBITDA:
Operating income from continuing operations	$181,028	$193,036	$90,769	$121,740
Other income (expense)	—	(12)	184	6
Depreciation and amortization	58,739	50,710	165,933	144,435

EBITDA from continuing operations (d)	$239,767	$243,734	$256,886	$266,181

Cash flow provided by continuing operations	$147,947	$151,149	$809	$29,105
Capital expenditures—excluding pre-publication costs	(10,282)	(5,804)	(26,176)	(17,993)
Capital expenditures—pre-publication costs (b)	(20,889)	(19,171)	(61,740)	(75,589)

Operating free cash flow (d)	$116,776	$126,174	$(87,107)	$(64,477)

Other Balance Sheet Information:

As of September 30, 2004
(dollars in thousands)
Cash and cash equivalents	$90,511
Short-term borrowings	$0
Long-term debt	$1,304,620

Notes to Summary and Other Financial Data:

a.	The Consolidated Statement of Operations Data presented includes HM Publishing Corp. and its wholly owned subsidiary Houghton Mifflin Company. HM Publishing Corp., incorporated in September 2003, conducts all of its operating activities through Houghton Mifflin Company. The Consolidated Statement of Operations Data of HM Publishing Corp. for the third quarter 2004 includes the results of Houghton Mifflin Company and incremental interest expense of $4.6 million from HM Publishing Corp.’s 11.5% senior discount notes issued in October 2003 and a corresponding incremental tax benefit of $1.6 million.

b.	Pre-publication expenditures are costs incurred after the completion of a final manuscript. These expenditures are capitalized and then amortized over the subsequent three to five years on an accelerated basis.

c.	The debt extinguishment costs of $48.4 million represent the charge to repurchase 2004 senior notes, 2006 senior notes, and senior subordinated bridge notes and term loan.

d.	EBITDA and operating free cash flow are included as both a measure of the Company’s ability to generate cash as well as its ability to meet debt service requirements. We do not intend for EBITDA or operating free cash flow to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP), and we do not suggest that you consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.